Exhibit 2.1
EXECUTION COPY

ASSET PURCHASE AGREEMENT
by and among:
GENBAND Inc.,
a Delaware corporation;
BroadSoft M6, LLC,
a Delaware limited liability company;
and
BroadSoft, Inc.,
a Delaware corporation

Dated as of August 14, 2008

ASSET PURCHASE AGREEMENT
          This Asset Purchase Agreement is entered into as of August 14, 2008 (this “Agreement”), by and among: BroadSoft M6, LLC, a Delaware limited liability company (the “Purchaser”), BroadSoft, Inc., a Delaware corporation (the “Company”), and GENBAND Inc., a Delaware corporation (the “Seller”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
Recitals
     A. The Seller is an IP infrastructure and application solutions provider that conducts the Business.
     B. The Seller, the Purchaser, and the Company wish to provide for the sale of the Assets and the Business to the Purchaser on the terms set forth in this Agreement.
Agreement
     The parties to this Agreement, intending to be legally bound, agree as follows:
1.	Sale of Assets; Related Transactions.
     1.1 Sale of Assets. Subject to Sections 1.2, 2.6 and 2.12, the Seller shall cause to be sold, assigned, transferred, conveyed, and delivered to the Purchaser, at the Closing, good and valid title, free and clear of any Encumbrance, other than Permitted Encumbrances, to all of the Contracts, properties, rights, interests, goodwill and every other tangible and intangible asset used or held for use by the Seller primarily (except for those assets identified below as transferring only if they are “solely” related to or used in the Business) for the operation of the Business (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any assets acquired by the Seller for use primarily in connection with the operation of the Business during the Pre-Closing Period but excluding the Excluded Assets (collectively, the “Assets” and each, an “Asset”), including without limitation the following:
          (a) all Receivables (including (i) all Receivables identified in Part 2.7 of the Disclosure Schedule and (ii) all Receivables of the Seller that have arisen since the Interim Balance Sheet Date) that are unpaid as of the Closing Date;
          (b) all inventories and work-in-progress of the Business, and all rights to collect from customers (and to retain) all fees and other amounts payable, or that may become payable, to the Seller with respect to the Business and the services performed on behalf of the Business on or prior to the Closing Date;
          (c) all equipment, materials, prototypes, tools, supplies, furniture, fixtures, improvements and other tangible assets used or held for use by the Seller solely for the operation of the Business (including the tangible assets identified in Part 2.10 of the Disclosure Schedule);

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          (d) all advertising and promotional materials used or held for use by the Seller in connection with the operation of the Business;
          (e) all Intellectual Property and Intellectual Property Rights and related goodwill owned or held by the Seller solely for the operation of the Business (including the right to use the names “M6,” “T6000,” “VocalData,” and variations thereof, and the Intellectual Property and Intellectual Property Rights identified in Part 2.12 of the Disclosure Schedule, which shall include, in any event, those United States patent nos. 6,792,097 (titled “System and Method for Implementing Telephony Call Control Via a Set of Components that Communicate with Each Other Via a Unique Telephony Protocol”) and 7,100,202 (titled “Voice Firewall”);
          (f) subject to Section 1.6, all rights of the Seller under (i) all Seller Contracts with customers for the purchase of products and/or services solely of the Business (including without limitation all open purchase and sales orders and the Seller Contracts with customers and licensees identified in Part 2.13 of the Disclosure Schedule) (the “Assigned Customer Contracts”), (ii) all Seller Contracts with vendors, suppliers, licensors and service providers relating solely to the Business identified in Part 1.1(f) of the Disclosure Schedule (the “Assigned Vendor Contracts”), (iii) all confidentiality and assignment of invention agreements and rights in favor of the Seller made by any Seller Employees that relate solely to the Assets and the Business (the “Assigned IP Protection Agreements”), (iv) the T6000 Agreement, dated April 21, 2007, between Tekelec and the Seller, and (v) all other Contracts which are entered into by the Seller after the date hereof solely with respect to the Business and the Assets in compliance with Section 4.2 (the “Assigned New Contracts” and, together with the Assigned Customer Contracts, the Assigned Vendor Contracts, and the Assigned IP Protection Agreements, the “Transferred Contracts”);
          (g) all Governmental Authorizations identified in Part 2.16 of the Disclosure Schedule;
          (h) all claims (including claims for past infringement or misappropriation of Seller IP) and causes of action of the Seller relating to the Business against other Persons (regardless of whether or not such claims and causes of action have been asserted by the Seller), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Seller and related to the Business (regardless of whether such rights are currently exercisable);
          (i) all books, records, files, data, research and development reports owned by the Seller and used or held for use solely in connection with the operation of the Business;
          (j) all rights of the Seller related solely to the Business and the Assets under the Acquisition Agreement, by and between Tekelec and the Seller, dated March 20, 2007, as amended; and
          (k) any prepaid expenses and any deposits, prepayments, guaranties, letters of credit and other security deposits held by the Seller in connection with the operation of the Business.

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     1.2 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the parties agree that the Seller is not selling, assigning, transferring, conveying, or delivering to the Purchaser, and the Assets shall not include, the following (collectively, the “Excluded Assets”):
          (a) those assets that are currently used by the Seller in the Business and that are identified on Schedule 1.2(a);
          (b) any cash or cash equivalents held by the Seller;
          (c) any accounts receivable, other than the Receivables;
          (d) all interests in real property, whether leased or owned, other than as set forth in the Transition Services Agreement;
          (e) all Intellectual Property and Intellectual Property Rights of the Seller that are used by the Seller, in whole or in part, in any business other than the Business;
          (f) all books and records of the Seller that do not relate solely to and are not used solely in the operation of the Business, and reports and other documents and records (including without limitation, audit work papers) pertaining to the operation of the Business that Seller is required by law to retain; and
          (g) any assets used or held for use by the Seller in connection with businesses other than the Business that are not primarily used or held for use in the operation of the Business.
     1.3 Agreements Relating to Transfer of Assets. The Seller and the Purchaser agree that any software and software documentation included in the Assets and any other Assets that can be transmitted to the Purchaser by electronic transmission (collectively, the “Remotely Transferable Assets”) shall be delivered to the Purchaser by electronic transmission as of or as promptly as practicable following the Closing, and shall not be delivered to the Purchaser on any tangible medium. In the event any tangible Asset is inadvertently transferred to the Purchaser together with any Remotely Transferable Asset, such tangible Asset shall be returned to the Seller, the Remotely Transferable Assets thereon shall be removed by the Seller, the Seller shall transfer such tangible Asset back to the Purchaser without such Remotely Transferable Assets, and the Purchaser shall irretrievably remove such Remotely Transferable Assets that were originally acquired on a tangible medium from the Seller’s computers or other electronic media.
     1.4 Purchase Price. As consideration for the sale of the Assets to the Purchaser:
          (a) at the Closing, the Purchaser shall pay to the Seller (by wire transfer pursuant to wire transfer instructions to be provided by the Seller at least two (2) business days prior to the Closing) a total of $244,000 (the “Initial Consideration”);
          (b) at the Closing, the Purchaser shall deposit the sum of $100,000 (the “Escrow Fund”) in an escrow account (the “Escrow Account”) to be established as of the Closing Date as security for the Seller’s indemnity obligations set forth in Section 9.2 of this

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Agreement. The terms and conditions for the release or forfeiture of the Escrow Fund are more particularly set forth in that certain Escrow Agreement, in substantially the form of Exhibit B (the “Escrow Agreement”), which shall be executed and delivered by the Seller, the Purchaser, and SunTrust Bank, a Georgia banking corporation (the “Escrow Agent”) at the Closing;
          (c) at the Closing, the Purchaser shall assume the Assumed Liabilities by executing and delivering to the Seller an Assumption Agreement in substantially the form of Exhibit C (the “Assumption Agreement”); and
          (d) after the Closing, the Purchaser shall pay to the Seller the amounts, if any, that are due and payable pursuant to the terms and conditions of Section 1.10 herein.
     1.5 Assumed Liabilities; Excluded Liabilities.
          (a) At the Closing, the Purchaser shall assume only the following Liabilities (the “Assumed Liabilities”):
          (i) the Liabilities relating to the Assets arising after the Closing Date;
          (ii) the Liabilities specifically identified on Schedule 1.5(a)(ii);
          (iii) the Liabilities of the Seller under the Transferred Contracts, but only to the extent that such Liabilities: (A) do not arise from or relate to any Breach by the Seller of any provision of any of such Transferred Contracts and (B) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a Breach by the Seller of any of such Transferred Contracts;
          (iv) Liabilities related to the Transferred Employees, to the extent incurred or arising on or after the Closing Date; and
          (v) Taxes applicable to the Business, to the extent incurred or arising on or after the Closing Date.
          (b) Notwithstanding Section 1.5(a), the Seller shall retain, and shall be responsible for paying, performing and discharging when due all, and the Purchaser shall not assume or have any responsibility for any, Liabilities of the Business as of the Closing other than the Assumed Liabilities (the “Excluded Liabilities”).
     1.6 Third Party Consents. Notwithstanding the foregoing, nothing in this Agreement shall be construed as an attempt by the Seller to assign any Transferred Contract to the extent that such Transferred Contract is not assignable without the necessary consent, authorization or approval of the other party or parties thereto. From and after the date hereof (including after the Closing), the Purchaser and the Seller each agree to use good faith efforts, and to cooperate with each other, to obtain any such consent, authorization or approval necessary to transfer any Transferred Contract. Additionally, the Seller shall take or cause to be taken such actions in its name or otherwise as the Seller may reasonably determine so as to provide the Purchaser with the benefits of the Transferred Contracts and to effect collection of money or

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other consideration that becomes due and payable under such Transferred Contracts. The Seller shall not be required to pay any compensation or other consideration, or incur any expenses, in connection therewith. Following the Closing, pending or in the absence of any such consent, authorization or approval, the Purchaser and the Seller shall cooperate with each other in any reasonable and lawful arrangements to provide to the Purchaser the benefits of use of any Transferred Contract that is not assignable to the Purchaser. At such time that any such consent, authorization or approval has been obtained, the Seller shall provide the Purchaser with a copy thereof, and thereafter, the Transferred Contract associated with such consent or approval shall be assigned or transferred to the Purchaser automatically without any other conveyance or other action by the parties.
     1.7 Sales Taxes. The Purchaser shall bear and pay, and shall reimburse the Seller and the Seller’s affiliates for, any sales taxes, use taxes, transfer taxes, documentary charges, recording fees, or similar taxes, charges, fees, or expenses that may become payable in connection with the sale of the Assets to the Purchaser or in connection with any of the other Transactions.
     1.8 Allocation. Prior to, and as a condition of, the Closing, the Purchaser and the Seller shall agree to a schedule which shall set forth the allocation of the Purchase Price among the classes of the Assets (for example, tangible assets, intangible assets, goodwill, Contracts) (the “High Level Allocation”). Within sixty (60) days following the Closing Date, the parties shall use their good faith, commercially reasonable efforts to agree to an allocation of the Purchase Price among the various assets within each of the classes of the Assets (the “Detailed Allocation”). If and to the extent the Purchaser and the Seller agree to a Detailed Allocation, (a) such Detailed Allocation shall be binding on the parties, (b) the parties shall prepare and timely file all applicable federal and state income and sales Tax forms in a manner consistent with such Detailed Allocation, and (c) except as otherwise required pursuant to the Code, neither party shall take a position inconsistent with the Detailed Allocation on any Tax Return, or otherwise. If the parties are unable to reach a timely agreement regarding the Detailed Allocation, each party shall be entitled to adopt its own position regarding the allocation of the Purchase Price among the various assets within each of the classes of Assets, provided that in such case any detailed allocation must in any event be consistent with the High Level Allocation, and except as otherwise required pursuant to the Code, neither of the parties shall take a position inconsistent with the High Level Allocation on any Tax Return, or otherwise.
     1.9 Closing.
          (a) The closing of the sale of the Assets to the Purchaser (the “Closing”) shall take place at the offices of Cooley Godward Kronish LLP in Reston, Virginia at 10:00 a.m., Eastern local time, on the date that is three (3) business days after all the conditions precedent set forth in Sections 6 and 7 have been satisfied or duly waived, or on such other date as the parties may jointly designate. For purposes of this Agreement, “Closing Date” shall mean the time and date as of which the Closing actually takes place.
          (b) At the Closing:

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          (i) the Seller shall execute and deliver to the Purchaser such bills of sale, endorsements, assignments and other documents as may (in the reasonable judgment of the Purchaser or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser good and valid title to the Assets free of any Encumbrances, other than Permitted Encumbrances;
          (ii) the Purchaser shall pay to the Seller the Initial Consideration as contemplated by Section 1.4(a);
          (iii) the Seller, the Purchaser, and the Escrow Agent shall execute and deliver the Escrow Agreement, and the Purchaser shall deposit the Escrow Fund in the Escrow Account as contemplated by Section 1.4(b);
          (iv) the Purchaser shall execute and deliver to the Seller the Assumption Agreement;
          (v) the Seller shall execute and deliver to the Purchaser a Noncompetition Agreement in substantially the form of Exhibit D (the “Noncompetition Agreement”);
          (vi) the Secretary or Assistant Secretary of the Seller shall execute and deliver to the Purchaser a certificate certifying that the conditions set forth in Sections 6.1 and 6.2 have been satisfied in all respects;
          (vii) the Secretary or Assistant Secretary of the Purchaser shall execute and deliver to the Seller a certificate certifying that the conditions set forth in Sections 7.1 and 7.2 have been satisfied in all respects;
          (viii) the Purchaser and the Seller shall execute and deliver to each other a Transition Services Agreement, in substantially the form of Exhibit E (the “Transition Services Agreement”); and
          (ix) the Company, the Purchaser and the Seller shall execute and deliver to each other a License Agreement, in substantially the form of Exhibit F (the “Cross-License”).
     1.10 Royalty Payments.
          (a) Within forty-five (45) days after the end of each twelve (12) month period ending on the first, second and third annual anniversaries of the Closing Date, the Purchaser shall provide to the Seller a written report setting forth in reasonable detail the total amount of Qualifying Sales, if any, for such twelve (12) month period and the amount of any Royalty Payment due to the Seller for such twelve (12) month period with respect to such Qualifying Sales. Each such report shall be accompanied by payment in the amount of any Royalty Payment due to the Seller for the twelve (12) month period to which the report relates.
          (b) The Purchaser shall maintain accurate and complete books and records of all information necessary for the computation of Qualifying Sales and any Royalty Payment

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payable hereunder for a period of not less than eighteen (18) months after the end of the twelve (12) month period to which they relate.
          (c) Upon reasonable prior written notice to the Purchaser, the Seller shall have the right at any time (but no more often than twice in any twelve (12) month period and in any event not later than eighteen (18) months after the end of the twelve (12) month period to which the proposed audit relates) to have an audit performed of the books of account and other records of the Purchaser during normal business hours for the sole purpose of verifying the calculation of Qualifying Sales and Royalty Payments to be made hereunder. The fees and expenses of any such audit shall be borne by the Seller, except in the event that the audit reveals an underpayment of more than five percent (5%) of the actual amount determined to be due, whereupon such fees and expenses shall be borne by the Purchaser. To the extent that such audit indicates that there has been an underpayment of Royalty Payments, the Purchaser shall, within thirty (30) days of the delivery of the results of such audit, provide for payment of the amounts which were underpaid, unless a bona fide dispute exists as to the results of such audit, together with interest thereon at the “prime rate” of interest prevailing from time to time after the original due date for such unpaid amount. The “prime rate” shall mean, on a particular date, a rate per annum equal to the rate of interest published in The Wall Street Journal as the “prime rate”, as in effect on such day, with any change in the prime rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate. In the event that The Wall Street Journal should cease or temporarily interrupt publication, then the “prime rate” shall mean the daily average prime rate published in another business newspaper, or business section of a newspaper, of national standing chosen by the Purchaser and the Seller. If The Wall Street Journal resumes publication, the substitute index will immediately be replaced by the prime rate published in The Wall Street Journal.
          (d) Notwithstanding anything contained in this Agreement to the contrary, the Seller acknowledges and agrees that the Purchaser’s obligation to pay Royalty Payments shall terminate on the occurrence of an event and to the extent specified in Section 10 of the Noncompetition Agreement.
2.	Representations and Warranties of the Seller.
          The Seller represents and warrants, to and for the benefit of the Company, as follows:
     2.1 Due Organization; No Subsidiaries; Etc. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller is in good standing as a foreign corporation in each of the jurisdictions where it is required to be so qualified, except as would not, individually or in the aggregate, have a Material Adverse Effect. The Seller does not have any subsidiaries, and does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity, in either case, that own or hold any of the Assets or conduct any of the Business. Except as set forth in Part 2.1 of the Disclosure Schedule, the Seller has never conducted any portion of the Business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than “GENBAND Inc.”

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     2.2 Authority; Binding Nature Of Agreements. The Seller has full corporate power and authority to enter into and to perform its obligations under each of the Transaction Agreements to which it is or may become a party; and the execution, delivery and performance by the Seller of the Transaction Agreements to which it is or may become a party have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Upon the execution of each of the other Transaction Agreements at the Closing, each of such other Transaction Agreements to which the Seller is a party will constitute the legal, valid and binding obligation of the Seller and will be enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
     2.3 Non-Contravention; Consents. Except as set forth in Part 2.3 of the Disclosure Schedule, neither the execution and delivery of any of the Transaction Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time): (i) conflict with or result in any breach of any provision of the organizational documents of the Seller or (ii) violate any Legal Requirement applicable to the Seller, except as would be immaterial to the Assets and the Business.
     Except as set forth in Part 2.3 of the Disclosure Schedule and except as would be immaterial to the Assets and the Business, the Seller was not, is not, and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transaction Agreements or the consummation or performance of any of the Transactions.
     2.4 Financial Statements. Part 2.4 of the Disclosure Schedule sets forth the following financial statements of the Business (the financial statements referred to in the following clauses (a) and (b) are referred to collectively as the “Financial Statements”): (a) the unaudited balance sheet for the Business as of December 31, 2007 and the related statements of operations and cash flows for the period from April 21, 2007 to December 31, 2007; and (b) the unaudited balance sheet for the Business as of June 30, 2008 (the “Interim Balance Sheet Date” and the unaudited balance sheet for the Business referred to in this clause (b) being referred to as the “Interim Balance Sheet”) and statements of operations and cash flows for the six-month period then ended. The Financial Statements present fairly the financial position of the Business as of the respective dates thereof and the results of operations and cash flows of the Business for the periods covered thereby (except that the financial statements referred to in clauses (a) and (b) of this Section 2.4 do not have notes).
     2.5 Absence Of Changes. Except as set forth in Part 2.5 of the Disclosure Schedule, since the Interim Balance Sheet Date:

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          (a) there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to give rise to or result in a Material Adverse Effect;
          (b) there has not been any loss, damage or destruction to, or any interruption in the use of, any of the Assets or the Business (whether or not covered by insurance);
          (c) the Seller has not written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable of the Business;
          (d) the Seller has not incurred, assumed or otherwise become subject to any Liability relating to or arising out of the Business, other than accounts payable (of the type required to be reflected as current liabilities in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred by the Seller in bona fide transactions entered into in the Ordinary Course of Business or other transactions that are less than $25,000 in each individual instance;
          (e) except in the Ordinary Course of Business, consistent with past practice, the Seller has not discharged or otherwise obtained the release of any Encumbrance, or paid or otherwise discharged any material Liability related to any of the Assets, other than current Liabilities incurred in the Ordinary Course of Business, consistent with past practice;
          (f) the Seller has not made any change in any method of accounting or accounting practice or policy used by the Seller for the Business or the Assets;
          (g) the Seller has not amended, terminated, cancelled or compromised any known material claims of the Business or waived any other rights of substantial value to the Business;
          (h) the Seller has not failed to maintain the Business’s material properties and equipment in good repair and operating condition, ordinary wear and tear excepted;
          (i) the Seller has not entered into any material transaction or taken any other material action related to the Business outside the Ordinary Course of Business or inconsistent with past practices; and
          (j) the Seller has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses (c) through (i) above.
     2.6 Title To Assets. Subject to Section 2.12, the Seller owns, and has good and valid title to, all of the Assets free and clear of any Encumbrances, other than the Permitted Encumbrances.
     2.7 Receivables. Part 2.7 of the Disclosure Schedule provides an accurate and complete breakdown and aging of Receivables as of the Interim Balance Sheet Date. Except as set forth in Part 2.7 of the Disclosure Schedule, all existing Receivables (including those Receivables reflected on the Interim Balance Sheet that have not yet been collected and those Receivables that have arisen since the Interim Balance Sheet Date and have not yet been

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collected): (a) represent valid obligations of customers of the Seller arising from bona fide transactions of the Business entered into in the Ordinary Course of Business; and (b) to the Knowledge of the Seller, are current and collectible at the recorded amounts thereof (net of any applicable reserves for doubtful accounts reflected on the Interim Balance Sheet). Part 2.7 of the Disclosure Schedule identifies all unreturned security deposits and other deposits made by, or held by any Person for the benefit of, the Seller with respect to the operation of the Business.
     2.8 Customers; Distributors. Part 2.8 of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, the top 50 customers of the Business during 2007 and the first six months of 2008 (based on gross revenues). To the Knowledge of the Seller, the Seller has not received any notice or other communication (in writing or otherwise) indicating that any customer identified or required to be identified in Part 2.8 of the Disclosure Schedule intends to terminate its relationship with the Business or may otherwise materially reduce the volume of business transacted by such customer with the Business below historical levels that would be material to the Business. To the Knowledge of the Seller, the Seller has not received any notice or other communication (in writing or otherwise) indicating that any distributor of any of the Business’s products or services intends to cease acting as a distributor of such products or services or otherwise cease dealing with the Business.
     2.9 Inventory. Part 2.9 of the Disclosure Schedule provides an accurate and complete breakdown of all inventory of the Business as of the Interim Balance Sheet Date with an individual book value in excess of $500.
     2.10 Equipment, Etc. Part 2.10 of the Disclosure Schedule accurately identifies all equipment, materials, prototypes, tools, supplies, furniture, fixtures, improvements and other tangible assets owned by the Seller and used or held for use solely in the operation of the Business with an individual book value in excess of $500.
     2.11 Real Property. The Seller does not own any real property or any interest in real property in connection with the operation of the Business, except for the leaseholds created under the real property leases identified in Part 2.11 of the Disclosure Schedule. Part 2.11 of the Disclosure Schedule provides an accurate and complete description of the premises covered by said leases and the facilities located on such premises.
     2.12 Intellectual Property; Privacy.
          (a) Products and Services. Part 2.12(a) of the Disclosure Schedule accurately identifies and describes each Seller Product currently being designed, developed, manufactured, marketed, distributed, provided, licensed, or sold by the Seller.
          (b) Registered IP; Other Seller IP. Part 2.12(b)(i) of the Disclosure Schedule accurately identifies: (a) each item of Seller IP that is Registered IP in which the Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (b) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (c) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. The

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Seller has provided to the Purchaser complete and accurate copies of all applications, correspondence with any Governmental Body, and other material documents related to each such item of Registered IP. Part 2.12(b)(ii) of the Disclosure Schedule accurately identifies all Seller IP, other than Seller Products and Registered IP listed in Parts 2.12(a) and 2.12(b)(i) of the Disclosure Schedule.
          (c) Inbound Licenses. Part 2.12(c) of the Disclosure Schedule accurately identifies: (a) each Contract pursuant to which any Intellectual Property Right or Intellectual Property included in the Assets is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Seller (other than (i) customary agreements between the Seller and its employees containing any license, sale, assignment or other conveyance of Intellectual Property Rights or Intellectual Property included in the Assets and (ii) non-exclusive licenses to third-party software that is not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Seller Product and that is not otherwise material to, or used exclusively in, the Business); and (b) whether the licenses or rights granted to Seller in each such Contract are exclusive or non-exclusive.
          (d) Outbound Licenses. Part 2.12(d) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Seller IP. The Seller is not bound by, and no Seller IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Seller to use, exploit, assert, or enforce any Seller IP in any jurisdiction relevant to the respective Seller IP.
          (e) Royalty Obligations. Part 2.12(e) of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, and other amounts payable by the Seller to any other Person upon or for the manufacture, sale, or distribution of any Seller Product or the use of any Seller IP.
          (f) Standard Form IP Agreements. The Seller has provided to the Purchaser a complete and accurate copy of each standard form of Seller IP Contract used by the Seller in connection with the Business at any time since April 21, 2007, including each standard form of (a) employee agreement containing any assignment or license of Intellectual Property Rights; (b) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights; and (c) confidentiality or nondisclosure agreement.
          (g) Ownership Free and Clear. Except as set forth in Part 2.12(g) of the Disclosure Schedule, the Seller exclusively owns all right, title, and interest to and in the Seller IP (other than Intellectual Property Rights exclusively licensed to the Seller, as identified in Part 2.12(c) of the Disclosure Schedule) free and clear of any Encumbrances, other than Permitted Encumbrances (other than licenses and rights granted pursuant to the Contracts identified in Part 2.12(d) of the Disclosure Schedule).
          (h) Valid and Enforceable. To the Knowledge of the Seller, all Seller IP is valid, subsisting, and enforceable. Part 2.12(h) of the Disclosure Schedule accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is 120 days after the date of this Agreement in order to maintain each item of Seller IP that is

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Registered IP in full force and effect. No interference, opposition, reissue, reexamination, or other Proceeding is or has been pending or, to the Knowledge of the Seller, threatened in writing, in which the scope, validity, or enforceability of any Seller IP is being, has been, or could reasonably be expected to be contested or challenged. To the Knowledge of the Seller, there is no basis for a claim that any Seller IP is invalid or unenforceable.
          (i) Effects of This Transaction. To the Knowledge of the Seller, neither the execution, delivery, or performance of this Agreement or any of the agreements referred to in this Agreement nor the consummation of any of the Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any Seller IP; (b) a breach of or default under any Seller IP Contract; (c) the release, disclosure, or delivery of any Seller IP by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Seller IP.
          (j) Third-Party Infringement of Seller IP. Except as set forth in Part 2.12(j) of the Disclosure Schedule, to the Knowledge of the Seller, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Seller IP.
          (k) No Infringement of Third Party IP Rights. To the Knowledge of the Seller, except as set forth in Part 2.12(k) of the Disclosure Schedule, no Seller Product, and no method or process used in the manufacturing or creation of any Seller Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. To the Knowledge of the Seller, there is no legitimate basis for a claim against the Seller that any Seller Product has infringed or misappropriated any Intellectual Property Right of another Person or engaged in unfair competition or that any Seller Product, or any method or process used in the manufacturing of any Seller Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing, to the Knowledge of the Seller, except as set forth in Part 2.12(k) of the Disclosure Schedule, no infringement, misappropriation, or similar claim or Proceeding is contemplated or pending or threatened against the Seller with respect to any Seller Product, Seller IP, Seller Software or the operation of the Business, or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Seller with respect to such claim or Proceeding. Except as set forth on Part 2.12(k) of the Disclosure Schedule, the Seller has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by the Seller with respect to any Seller Product, Seller IP, Seller Software or the operation of the Business, or of any Seller Employee, of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Seller obtain a license to any Intellectual Property Right of another Person.
          (l) Infringement Claims Affecting In-Licensed IP. To the Knowledge of the Seller, except as set forth in Part 2.12(l) of the Disclosure Schedule, no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Seller for use in the operation of the Business that is material to the operation of the Business is pending or has

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been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect (i) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Seller, or (ii) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Seller Product.
          (m) Bugs. To the Knowledge of the Seller, none of the Seller Software: (i) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such Seller Software or any product or system containing or used in conjunction with such Seller Software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Seller Software or the Seller has provided to the Purchaser a complete and accurate list of all known bugs, defects, and errors in each version of the Seller Software.
          (n) Harmful Code. To the Knowledge of the Seller, no Seller Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.
          (o) Source Code and Object Code. Except as set forth in Part 2.12(o) of the Disclosure Schedule: (i) no source code or object code for any Seller Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Seller; (ii) the Seller has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code or object code for any Seller Software to any escrow agent or other Person; and (iii) to the Knowledge of the Seller, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code or object code for any Seller Software to any other Person.
          (p) Open Source Code. Part 2.12(p) of the Disclosure Schedule accurately identifies and describes, to the Knowledge of the Seller, (i) each item of Open Source Code that is contained in, distributed with, or used in the development of the Seller Products or from which any part of any Seller Product is derived, (ii) the applicable license terms for each such item of Open Source Code, and (iii) the Seller Product or Seller Products to which each such item of Open Source Code relates. The Seller has provided to the Purchaser the applicable license terms for each item of Open Source Code. No Seller Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that: (y) impose or could impose a requirement or condition that any Seller Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge; or (z) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Seller to use or distribute any Seller Product.

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          (q) Sufficiency of IP. The Intellectual Property and Intellectual Property Rights which are included in the Assets, together with the Intellectual Property Rights which will be licensed to the Purchaser under the Cross-License, collectively constitute all of the Intellectual Property necessary to conduct the Business in the manner in which the Business is currently conducted.
     2.13 Contracts.
          (a) Part 2.13(a) of the Disclosure Schedule identifies:
          (i) all Transferred Contracts;
          (ii) any Seller Contract relating to the acquisition, sale, spinoff, or outsourcing of the Business; and
          (iii) any Seller Contract providing any right of first negotiation, right of first refusal, or similar right to any Person.
          The Seller has made available to the Purchaser on the Seller’s internet datasite an accurate and complete copy of each Transferred Contract. The Transferred Contracts include all Seller Contracts with customers for the purchase of products and/or services solely of the Business.
          (b) Each Transferred Contract is valid and in full force and effect. The Seller is not in material default under any material Transferred Contract. To the Knowledge of the Seller, no event has occurred, and no circumstance or condition exists, that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default by the Seller under any material Transferred Contract. Except as set forth in Part 2.13(b) of the Disclosure Schedule, to the Knowledge of the Seller, no Person other than the Seller has violated or breached, or declared or committed any default under, any material Transferred Contract.
     2.14 Liabilities. Part 2.14 of the Disclosure Schedule provides: (a) an accurate and complete breakdown and aging of the accounts payable of the Seller relating to the Business as of the Interim Balance Sheet Date; (b) an accurate and complete breakdown of any customer deposits or other deposits held by the Seller and relating to the Business as of the date of this Agreement; (c) an accurate and complete breakdown of all notes payable and other indebtedness of the Seller and relating to the Business as of the date of this Agreement; and (d) an accurate and complete breakdown of all products and services for which the Seller, on behalf of the Business, has received payment but has not fully delivered or performed as of the Interim Balance Sheet Date.
     2.15 Compliance with Legal Requirements. Except as set forth in Part 2.15 of the Disclosure Schedule, the Seller has at all times been in full compliance with each Legal Requirement that is applicable to the operation of the Business or the ownership or use of any of the Assets, except for any instances of noncompliance that are immaterial to the Assets and the Business.

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     2.16 Governmental Authorizations. Part 2.16 of the Disclosure Schedule identifies each Governmental Authorization that is held by the Seller and used or held for use primarily in the operation of the Business. Each Governmental Authorization identified in Part 2.16 of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Part 2.16 of the Disclosure Schedule, the Seller has at all times been in full compliance with all of the terms and requirements of each Governmental Authorization identified in Part 2.16 of the Disclosure Schedule, except for any instances of noncompliance that are immaterial to the Assets and the Business.
     2.17 Tax Matters.
          (a) (i) All of the Tax Returns required to be filed by the Seller on behalf of or related to the Business and the Assets have been filed, (ii) all Taxes required to be paid by the Seller on behalf of or related to the Business and the Assets have been paid in full, (iii) all Taxes required to be withheld by the Seller in connection with the operation of the Business in connection with amounts paid or owing to any Seller Employee have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Body or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Governmental Body, and (iv) there are no outstanding Tax liens that have been filed by any Tax authority against any of the Assets and, to the Knowledge of the Seller, no claims are being asserted with respect to any Taxes related to any of the Assets.
          (b) There is no pending dispute or claim concerning any Liability for Taxes related to the operation of the Business claimed or raised by any Governmental Body in writing.
     2.18 Employee And Labor Matters.
          (a) Part 2.18 of the Disclosure Schedule sets forth, with respect to each Seller Employee listed on Schedule 5.4 hereto, the name and the date as of which each such Seller Employee was deemed to be originally hired by Seller.
          (b) All information provided by the Seller to the Purchaser regarding the current compensation of the Seller Employees listed on Schedule 5.4 hereto, (including, without limitation, base salary, bonus, accrued vacation, and accrued paid leave hours) is accurate and complete.
          (c) The Seller is not a party to or bound by any union contract or collective bargaining agreement related to the Business. No union organization activity or election involving any Seller Employee performing services in connection with the operation of the Business is pending or, to the Knowledge of the Seller, threatened. There is no work slowdown, work stoppage, labor dispute, or union organizing activity affecting the Business and, to the Knowledge of the Seller, there are no facts that are likely to give rise to any such event.
          (d) No independent contractor of the Seller performing services in connection with the operation of the Business is eligible to participate in any Seller Employee Plan.

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     2.19 Employee Benefit Plans and Compensation. The Company and the Purchaser shall have no liability for any Seller Employee Plan or any Seller Employee Agreement.
     2.20 Environmental Matters. The Seller has not received any formal written notice or other written communication from any Governmental Body or other Person regarding any actual, alleged, possible or potential Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material in connection with the operation of the Business, except as would not reasonably be expected to have a Material Adverse Effect. No Person has ever commenced or, to the Knowledge of the Seller, threatened in writing to commence any contribution action or other Proceeding against the Seller in connection with any such actual, alleged, possible or potential Liability.
     2.21 Related Party Transactions. Except as set forth in Part 2.21 of the Disclosure Schedule, no Related Party is a party to any material Transferred Contract that has terms that are materially more favorable to the Related Party than those that reasonably would be negotiated by a non-Related Party at arms’ length, except such as would be immaterial to the Business.
     2.22 Certain Payments, Etc. To the Knowledge of Seller, the Seller has not directly or indirectly made any offer, payment, promise to pay, or authorized payment, or offered a gift, promised to give, or authorized the giving of anything of value for the purpose of influencing an act or decision of an official of any Governmental Body (including a decision not to act) or inducing such person to use his or her influence to affect any such governmental act or decision.
     2.23 Proceedings; Orders. Except as set forth in Part 2.23 of the Disclosure Schedule, there is no pending Proceeding, and no Person has threatened in writing to commence any Proceeding: (a) that involves the Business or the Assets or that otherwise relates to or might materially affect the Business or any of the Assets, in any case, with a value of at least $150,000; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. The Seller has delivered to the Purchaser accurate and complete copies of all pleadings, correspondence and other written materials (to which the Seller has access) that relate to the Proceedings, if any, identified in Part 2.23 of the Disclosure Schedule. Except as set forth in Part 2.23 of the Disclosure Schedule, there is no Order to which the Seller and the Business or any of the Assets is subject; and the Seller is not subject to any Order that relates to the Business or to any of the Assets. To the Knowledge of the Seller, no Transferred Employee is subject to any Order that may prohibit such employee from engaging in or continuing any conduct, activity or practice relating to the Business. There is no proposed Order that, if issued or otherwise put into effect, (i) may have an adverse effect on the Business or the Assets, or on the ability of the Seller to comply with or perform any covenant or obligation under any of the Transaction Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.
     2.24 Brokers. Except as set forth in Part 2.24 of the Disclosure Schedule, the Seller has not agreed or become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

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3.	Representations and Warranties of the Purchaser and the Company.
     The Purchaser and the Company hereby jointly and severally represent and warrant, to and for the benefit of the Seller, as follows:
     3.1 Due Organization. The Purchaser is a limited liability company and the Company is a corporation, each of which is duly organized, validly existing and in good standing under the laws of the State of Delaware, and each has all limited liability company or corporate (as applicable) power and authority to own its properties and assets and to conduct its businesses as currently conducted.
     3.2 Authority; Binding Nature of Agreements. The Purchaser and the Company have the full limited liability company or corporate (as applicable) power and authority to enter into and perform their respective obligations under this Agreement and the other Transaction Agreements to which each will be a party; and the execution, delivery and performance by the Purchaser and the Company of the Transaction Agreements to which each is or may become a party have been duly authorized by all necessary limited liability company or corporate (as applicable) action on the part of the Purchaser and the Company. This Agreement constitutes the legal, valid and binding obligation of each of the Purchaser and the Company, enforceable against each in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights in general and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Upon the execution of each of the other Transaction Agreements at the Closing, each of such other Transaction Agreements to which each of the Purchaser and the Company is a party will constitute the legal, valid and binding obligations of the Purchaser and the Company, as applicable, and will be enforceable against the Purchaser and the Company, as applicable, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights in general and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
     3.3 Non-Contravention. Neither the execution and delivery of any of the Transaction Agreements by the Purchaser and the Company, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Purchaser or the Company is subject.
     Except as would not be material to the Purchaser or the Company or their ability to consummate the transactions contemplated hereby, neither the Purchaser nor the Company was, is, and will be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of any of the Transaction Agreements or the consummation or performance of any of the Transactions.
     3.4 Proceedings. There is no pending Proceeding, and to the knowledge of the Purchaser or the Company, no Person has threatened in writing to commence any Proceeding

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against the Purchaser or the Company that challenges, or that may have the effect of preventing, delaying, making it illegal or otherwise interfering with, any of the Transactions.
     3.5 Financing. The Purchaser has, and at the Closing will have, such funds as are necessary to pay the Initial Consideration and to fund the Escrow Fund.
4.	Pre-Closing Covenants of the Seller.
     4.1 Access And Investigation. At all times during the Pre-Closing Period, the Seller and its Representatives shall: (a) provide the Company, the Purchaser and their Representatives with access to the Seller’s Representatives (including the Seller’s auditors) and personnel and to all existing books, records, Tax Returns, work papers and other documents and information relating exclusively to the Business and the Assets; (b) provide the Company, the Purchaser and their Representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating exclusively to the Business and the Assets as the Company or the Purchaser may request in good faith; and (c) otherwise cooperate with the Company, the Purchaser and their Representatives with regard to the preparation and audit of the financial statements of the Business that the Company intends to include in the Registration Statement, in a manner consistent with the covenant regarding the Seller’s provision of information and cooperation contemplated by Section 10.4.
     4.2 Operation Of the Business. The Seller shall ensure that, during the Pre-Closing Period:
          (a) the Seller conducts the operations of the Business in the Ordinary Course of Business and in substantially the same manner as such operations have been conducted prior to the date of this Agreement;
          (b) the Seller uses commercially reasonable efforts to (i) preserve intact the current organization of the Business, (ii) keep available the services of its current officers and employees of the Business, and (iii) maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, independent contractors and other Persons having business relationships with the Business;
          (c) the Purchaser is notified as promptly as practicable of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;
          (d) the Seller does not effect or become a party to any Acquisition Transaction;
          (e) the Seller does not enter into any Contract that will become a Transferred Contract involving payments by the Seller, or by another party to the Seller, in excess of $65,000 during the following 12-month period without the Purchaser’s or the Company’s consent, which consent shall not be unreasonably withheld and shall be deemed to have been granted if the Purchaser or the Company does not respond to such a request for consent within two full business days after receipt of the request; provided, that notwithstanding the foregoing, the Seller shall be permitted to enter into purchase orders or similar orders for licenses of M6 Products

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pursuant to the terms and conditions of Transferred Contracts that are in effect as of the date of this Agreement without need for consent from the Purchaser and the Company;
          (f) the Seller does not make any capital expenditure on behalf of or related to the Business or any Asset, except for capital expenditures that are made in the Ordinary Course of Business and that do not exceed $100,000 in the aggregate;
          (g) the Seller does not incur, assume or otherwise subject the Business to any Liability, except for current liabilities incurred in the Ordinary Course of Business;
          (h) the Seller does not establish or adopt any new Seller Employee Plan, or pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any Seller Employee;
          (i) the Seller does not change any of its methods of accounting or accounting practices in respect of the Business or the Assets;
          (j) the Seller does not commence or settle any Proceeding related to the Business; and
          (k) the Seller does not agree, commit or offer (in writing or otherwise) to take any of the actions that are otherwise limited as described in clauses (e) through (j) of this Section 4.2.
     4.3 Filings and Consents. The Seller shall use commercially reasonable efforts to ensure that: (a) all filings, notices and Consents required to be made, given and obtained by the Seller in order to consummate the Transactions are made, given and obtained on a timely basis; and (b) during the Pre-Closing Period, the Seller and its Representatives cooperate with the Company, the Purchaser and their Representatives, and prepare and make available such documents and take such other actions as the Company and the Purchaser may request in good faith, in connection with any filing, notice or Consent that the Company or the Purchaser is required or elects to make, give or obtain.
     4.4 Notification. During the Pre-Closing Period, the Seller shall, as promptly as practicable, notify the Company and the Purchaser in writing of: (a) the discovery by the Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by the Seller in this Agreement and (b) any Breach of any covenant or obligation of the Seller.
     4.5 No Negotiation. During the Pre-Closing Period, neither the Seller nor any Representative of the Seller shall directly or indirectly: (a) solicit or encourages the initiation of any inquiry, proposal or offer from any Person (other than the Purchaser) relating to any Acquisition Transaction or (b) participate in any discussions or negotiations with, or provides any non-public information to, any Person (other than the Purchaser) relating to any proposed Acquisition Transaction.

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     4.6 Commercially Reasonable Efforts. During the Pre-Closing Period, the Seller shall use its commercially reasonable efforts to cause the conditions set forth in Section 6 to be satisfied as promptly as practicable.
     4.7 Confidentiality. During the Pre-Closing Period: (a) neither the Seller nor any Representative of the Seller, shall issue or disseminate any press release or other publicity or otherwise make any disclosure of any nature (to any supplier, customer, landlord, creditor or employee of the Seller or to any other Person) regarding any of the Transactions or the existence or terms of this Agreement, except to the extent that the Seller is required by law to make any such disclosure; and (b) if the Seller is required by law to make any such disclosure, the Seller shall advise the Purchaser, at least five business days before making such disclosure, of the nature and content of the intended disclosure.
     4.8 FIRPTA Matters. At the Closing, (a) the Seller shall deliver to the Purchaser a statement (in such form as may be reasonably requested by counsel to the Purchaser) conforming to the requirements of Section 1.897 — 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Seller shall deliver to the IRS the notification required under Section 1.897 — 2(h)(2) of the United States Treasury Regulations.
5.	Pre-Closing Covenants of the Company and the Purchaser.
     5.1 Commercially Reasonable Efforts. During the Pre-Closing Period, each of the Company and the Purchaser shall use commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied as promptly as practicable.
     5.2 Filings and Consents. The Purchaser shall use commercially reasonable efforts to ensure that: (a) all filings, notices and Consents required to be made, given and obtained by the Purchaser or the Company in order to consummate the Transactions are made, given and obtained on a timely basis; and (b) during the Pre-Closing Period, the Purchaser and its Representatives cooperate with the Seller and its Representatives, and prepare and make available such documents and take such other actions as the Seller may request in good faith, in connection with any filing, notice or Consent that the Seller is required or elects to make, give or obtain.
     5.3 Confidentiality. During the Pre-Closing Period: (a) neither the Purchaser or the Company nor any Representative thereof, shall issue or disseminate any press release or other publicity or otherwise make any disclosure of any nature (to any supplier, customer, landlord, creditor or employee of the Purchaser or the Company or to any other Person) regarding any of the Transactions or the existence or terms of this Agreement, except to the extent that the Purchaser or the Company is required by law to make any such disclosure; and (b) if the Purchaser or the Company is required by law to make any such disclosure, the Purchaser or the Company shall advise the Seller, at least five business days before making such disclosure, of the nature and content of the intended disclosure.
     5.4 Employees and Employee Benefits. The Purchaser shall offer employment to the Seller Employees listed on Schedule 5.4 hereto, such offers to be effective as of the Closing Date, provided that such employees continue as employees of the Business on the Closing Date.

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The Seller Employees who accept such offers of employment from the Purchaser shall be referred to herein as “Transferred Employees.” The Purchaser shall give each Transferred Employee full credit for all service with the Seller and Tekelec (or any other predecessor thereto to the extent that service with such predecessor was recognized under any Seller Employee Plan) for purposes of vesting and eligibility, including waiting periods relating to preexisting conditions under medical plans, under any employee benefit plan (as defined in Section 3(e) of ERISA) maintained by the Purchaser or its affiliates, and any vacation or sick pay plan or policy in which the Transferred Employees participate on or after the Closing Date. With respect to any Transferred Employees who are subject to United States H1B visas, the parties will coordinate with respect to the transfer of the visas to the Company and the Purchaser and the hiring of these employees by the Purchaser as provided in the Transition Services Agreement.
6.	Conditions Precedent to the Company’s and the Purchaser’s Obligation to Close.
     The obligation of the Purchaser and the Company to purchase the Assets and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser and the Company, in whole or in part, in writing):
     6.1 Accuracy Of Representations. All of the representations and warranties made by the Seller in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall: (a) have been accurate in all respects as of the date of this Agreement, and (b) continue to be accurate in all material respects as of the Closing Date as if made at the Closing Date (except to the extent such representations and warranties expressly refer to an earlier date (in which case such representations and warranties shall be accurate on and as of such earlier date)), without giving effect to any update to the Disclosure Schedule.
     6.2 Performance Of Obligations.
          (a) Each of the documents referred to in Section 1.9 to be executed by the Seller shall have been executed and delivered to the Purchaser and the Company, as applicable.
          (b) All of the covenants and obligations that the Seller is required to comply with or to perform pursuant to this Agreement at or prior to the Closing shall have been duly complied with and performed in all material respects.
     6.3 Consents. Each of the Consents identified on Schedule 6.3 shall have been obtained and shall be in full force and effect.
     6.4 No Material Adverse Effect. There shall have been no Material Adverse Effect since the date of this Agreement, and no event shall have occurred and no condition or circumstance shall exist that could reasonably be expected to give rise to any such Material Adverse Effect.
     6.5 Additional Documents. The Company and the Purchaser shall have received the following documents:

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          (a) an opinion letter from Baker Botts LLP dated as of the Closing Date as to (i) the Seller’s existence and good standing in the States of Delaware and Texas and (ii) the due authorization, execution and delivery of this Agreement by the Seller, and otherwise in a form reasonably acceptable to the Purchaser and its counsel; and
          (b) such other documents as the Purchaser may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Seller, (ii) evidencing the compliance by the Seller with, or the performance by the Seller of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in this Section 6, or (iv) otherwise facilitating the consummation or performance of any of the Transactions.
     6.6 No Prohibition. Neither the consummation nor the performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of any Legal Requirement or Order applicable to the Company or the Purchaser.
     6.7 Employees. The Seller Employees identified on Exhibit G shall have accepted employment offers from the Company and shall have executed all standard agreements required as new Company employees.
     6.8 FIRPTA Compliance. The Seller shall have delivered the notification referred to in Section 4.8 to the IRS.
     6.9 Release of Liens. The Company and the Purchaser shall be reasonably satisfied that all Encumbrances on the Assets, other than Permitted Encumbrances, have been released and removed. Without limiting the generality of the foregoing, the Seller shall have delivered to the Company and the Purchaser properly executed terminations under the Uniform Commercial Code and any other applicable Legal Requirement of any financing or similar statements filed against any Assets in (a) the jurisdictions in which the Assets are and have been located since such Assets were acquired by the Seller, and (b) any other location specified or required by applicable Legal Requirement. A UCC search, as of the Closing Date, of the public records of the state and local jurisdictions where the Assets are located shall reveal no inconsistencies with the Seller’s representations and warranties hereunder.
7.	Conditions Precedent to the Seller’s Obligation to Close.
     The Seller’s obligation to sell the Assets and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller, in whole or in part, in writing):
     7.1 Accuracy Of Representations. All of the representations and warranties made by the Purchaser and the Company in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall: (a) have been accurate in all material respects as of the date of this Agreement, and (b) continue to be accurate in all material respects as of the Closing Date as if made at the Closing Date (except to the extent such representations and warranties expressly refer to an earlier date (in which case such

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representations and warranties shall be accurate on and as of such earlier date)) without giving effect to any update to the Disclosure Schedule.
     7.2 Performance of Obligations.
          (a) Each of the documents referred to in Section 1.9 to be executed by the Purchaser and the Company, as applicable, shall have been executed and delivered to the Seller, and Purchaser shall have made the payment contemplated by Section 1.9(b)(ii) and the escrow deposit contemplated by Section 1.9(b)(iii).
          (b) All of the other covenants and obligations that the Purchaser is required to comply with or to perform pursuant to this Agreement at or prior to the Closing shall have been complied with and performed in all material respects.
     7.3 No Prohibition. Neither the consummation nor the performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of any Legal Requirement or Order applicable to the Seller.
8.	Termination.
     8.1 Termination Events. This Agreement may be terminated prior to the Closing:
          (a) by the Purchaser and the Company if (i) there is a material Breach of any covenant or obligation of the Seller and such Breach shall not have been cured within thirty (30) days after the delivery of notice thereof to the Seller, or (ii) the Purchaser and the Company reasonably determine that the satisfaction of any condition set forth in Section 6 prior to September 30, 2008 has become impossible (other than as a result of any failure on the part of the Purchaser or the Company to comply with or perform their covenants and obligations set forth in this Agreement);
          (b) by the Seller if (i) there is a material Breach of any covenant or obligation of the Purchaser or the Company and such Breach shall not have been cured within thirty (30) days after the delivery of notice thereof to the Purchaser and the Company, or (ii) the Seller reasonably determines that the satisfaction of any condition set forth in Section 7 prior to September 30, 2008 has become impossible (other than as a result of any failure on the part of the Seller to comply with or perform any covenant or obligation set forth in this Agreement);
          (c) by the Purchaser and the Company if the Closing has not taken place on or before September 30, 2008 (other than as a result of any failure on the part of the Purchaser or the Company to comply with or perform their covenants and obligations under this Agreement);
          (d) by the Seller if the Closing has not taken place on or before September 30, 2008 (other than as a result of any failure on the part of the Seller to comply with or perform any of its covenants or obligations set forth in this Agreement); or
          (e) by the mutual written consent of the Purchaser, the Company and the Seller.

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     8.2 Termination Procedures. If the Purchaser and the Company wish to terminate this Agreement pursuant to Section 8.1(a) or Section 8.1(c), the Purchaser and the Company shall deliver to the Seller a written notice stating that the Purchaser and the Company are terminating this Agreement and setting forth a brief description of the basis on which the Purchaser and the Company are terminating this Agreement. If the Seller wishes to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(d), the Seller shall deliver to the Purchaser and the Company a written notice stating that the Seller is terminating this Agreement and setting forth a brief description of the basis on which the Seller is terminating this Agreement.
     8.3 Effect Of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that (a) no party shall be relieved of any obligation or other Liability arising from any Breach by such party of any provision of this Agreement and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11.
     8.4 Nonexclusivity Of Termination Rights. The termination rights provided in Section 8.1 shall not be deemed to be exclusive. Accordingly, the exercise by any party of its right to terminate this Agreement pursuant to Section 8.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).
9.	Indemnification, Etc.
     9.1 Survival Of Representations And Warranties; Covenants.
          (a) The representations and warranties of each party to this Agreement shall survive for twelve (12) months following the Closing, except that (i) the Specified Representations shall survive the Closing indefinitely; (ii) the Tax Representations shall survive the Closing and expire upon the expiration of the applicable statute of limitations; and (iii) the IP Representations shall expire on the date that is thirty (30) months after the Closing Date; provided, however, that if a Claim Notice (as defined below) with respect to a particular representation or warranty of any party is given to such party on or prior to the applicable expiration date of such representation or warranty, then, notwithstanding anything to the contrary contained in this Section 9.1(a), the claim asserted in such Claim Notice shall survive until such time as such claim is fully and finally resolved. The covenants of each party to this Agreement shall survive the Closing indefinitely unless a shorter period is specified herein.
          (b) The representations, warranties, covenants and obligations of the Seller, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of the Indemnitees or any of their Representatives.
          (c) For purposes of this Agreement, a “Claim Notice” relating to a particular representation or warranty shall be deemed to have been given if any party, acting in good faith,

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delivers to the other party(s) a written notice stating that such party believes that there is or has been a possible Breach of such representation or warranty and containing (i) a brief description of the circumstances supporting such party’s belief that there is or has been such a possible Breach, and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Damages that have arisen and may arise as a direct or indirect result of such possible Breach.
     9.2 Indemnification by the Seller.
          (a) Subject to this Section 9, the Seller shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees arising out of or resulting from:
          (i) any Breach of any representation or warranty made by the Seller in this Agreement as of the date of this Agreement;
          (ii) any Breach of any representation or warranty made by the Seller in this Agreement as if such representation and warranty had been made on and as of the Closing Date;
          (iii) any Breach of any covenant or obligation of the Seller contained in this Agreement;
          (iv) any Liability of the Seller, other than the Assumed Liabilities;
          (v) any matter identified or referred to in Part 2.23 of the Disclosure Schedule; or
          (vi) any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in clause (i), (ii), (iii), (iv), or (v) above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9.2).
          (b) Subject to Section 9.2(d), the Seller shall not be required to make any indemnification payment pursuant to Sections 9.2(a)(i) or 9.2(a)(ii) for any Breach as set forth in such Sections or pursuant to Section 9.2(a)(vi) to the extent that it relates to the matters referenced in Sections 9.2(a)(i) or 9.2(a)(ii), until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $25,000 in the aggregate (the “Threshold Amount”). At such time as the cumulative amount of such Damages exceeds the Threshold Amount in the aggregate, the Indemnitees shall be entitled to recover only the amount of such Damages in excess of the Threshold Amount.
          (c) Subject to Section 9.2(d), except with respect to Breaches of the Specified Representations, IP Representations and Tax Representations, the Seller shall not be required to

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make any indemnification payment pursuant to Sections 9.2(a)(i) or 9.2(a)(ii) for any Breach as set forth in such Sections or pursuant to Section 9.2(a)(vi) to the extent that it relates to the matters referenced in Sections 9.2(a)(i) or 9.2(a)(ii), in excess of an aggregate amount equal to (i) the amount deposited into the Escrow Fund plus (ii) fifteen percent (15%) of all Royalty Payments that are earned pursuant to Section 1.10 (such sum, the “Cap Amount”). Subject to Section 9.2(d), in all cases (including with respect to Breaches of the Specified Representations, IP Representations and Tax Representations), the Seller’s maximum liability with respect to indemnification payments pursuant to Sections 9.2(a)(i) or 9.2(a)(ii) for any Breach as set forth in such Sections or pursuant to Section 9.2(a)(vi) to the extent that it relates to the matters referenced in Sections 9.2(a)(i) or 9.2(a)(ii) shall not exceed one hundred percent (100%) of the sum of: (i) the Initial Consideration, (ii) the amount deposited into the Escrow Fund, (iii) the amount of the accrued bonus liability identified on Schedule 1.5(a)(ii) and (iv) the Royalty Payments.
          (d) The limitations set forth in Sections 9.2(b) and 9.2(c) shall not apply in the case of fraud or intentional misrepresentation.
     9.3 Indemnification By The Company And The Purchaser.
          (a) The Company and the Purchaser shall hold harmless and indemnify each of the Seller Indemnitees from and against, and shall compensate and reimburse each of the Seller Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Seller Indemnitees arising out of or resulting from:
               (i) any Breach of any representation or warranty made by the Company or the Purchaser in this Agreement;
               (ii) any failure on the part of the Purchaser to perform and discharge the Assumed Liabilities on a timely basis;
               (iii) any Proceeding relating directly to any breach, alleged breach, Liability or matter of the type referred to in clause (i) or (ii) above (including any Proceeding commenced by the Seller for the purpose of enforcing any of its rights under this Section 9.3); or
               (iv) any Breach of any covenant or obligation of the Purchaser or the Company contained in this Agreement.
          (b) Subject to Section 9.3(d), the Company and the Purchaser shall not be required to make any indemnification payment pursuant to Section 9.3(a)(i) for any Breach as set forth in such Section or pursuant to Section 9.3(a)(iii) to the extent that it relates to the matters referenced in Section 9.3(a)(i), until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Seller Indemnitees, or to which any one or more of the Seller Indemnitees has otherwise become subject, exceeds the Threshold Amount. At such time as the cumulative amount of such Damages exceeds the Threshold Amount in the aggregate, the Seller Indemnitees shall be entitled to recover only the amount of such Damages in excess of the Threshold Amount.

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          (c) Subject to Section 9.3(d), in all cases (including with respect to Breaches of Section 3.2), the maximum liability of the Company and the Purchaser with respect to indemnification payments pursuant to Section 9.3(a)(i) for any Breach as set forth in such Section or pursuant to Section 9.3(a)(iii) to the extent that it relates to the matters referenced in Section 9.3(a)(i) shall not exceed one hundred percent (100%) of the sum of: (i) the Initial Consideration, (ii) the amount deposited into the Escrow Fund, (iii) the amount of the accrued bonus liability identified on Schedule 1.5(a)(ii) and (iv) the Royalty Payments.
          (d) The limitations set forth in Sections 9.3(b) and 9.3(c) shall not apply in the case of fraud or intentional misrepresentation.
     9.4 Setoff. Once the Escrow Fund has been fully disbursed or otherwise exhausted, in addition to any rights of setoff or other rights that the Purchaser or any of the other Indemnitees may have at common law or otherwise, but subject to the limitations set forth in Section 9.2(c), the Purchaser shall have the right to withhold and deduct any sum that may be owed to any Indemnitee under this Section 9 from any Royalty Payment otherwise payable by the Purchaser to the Seller. The withholding and deduction of any such sum shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation to pay the amount from which such sum was withheld and deducted.
     9.5 Provisions Regarding Indemnity.
          (a) The indemnified party (or parties) shall promptly notify the indemnifying party (or parties) of any third-party claim, demand, action or proceeding for which indemnification will or may be sought under Sections 9.2 or 9.3 (a “Third Party Claim”), but in no event later than ten (10) business days after receiving notice of such Third Party Claim; provided, however, that the failure to so notify the indemnifying party will not relieve the indemnifying party from liability hereunder in respect of such claim except to the extent the indemnifying party is prejudiced as a result of such failure, including where failure results in losses to the indemnifying party or the forfeiture of substantive rights or defenses that would otherwise be available in the defense of such claim. Such notice shall specify facts reasonably known to the indemnified party (or parties) giving rise to such indemnity rights. The indemnifying party will have the right, at its expense, to assume the defense thereof using counsel reasonably acceptable to the indemnified party. If the indemnifying party elects not to assume the defense or fails to notify the indemnified party within ten (10) business days after delivery of the indemnified party’s notice of such Third Party Claim, that it will assume the defense, then the indemnified party may employ counsel reasonably satisfactory to the indemnifying party to represent or defend it against any such Third Party Claim and the indemnifying party will pay the reasonable fees and disbursements of such counsel; provided, however, that the indemnifying party shall not, in connection with any legal proceeding or any separate but substantially similar legal proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all indemnified persons, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such legal proceeding. If the indemnifying party does assume the defense of such Third Party Claim, the indemnifying party shall have no obligation in respect of the indemnified party’s expenses; provided, that the indemnified party shall have the right to participate in, at its own expense, but not control, the defense of any such

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Third Party Claim. In connection with any Third Party Claim, the Parties shall cooperate with each other in good faith in such manner to preserve in full (to the extent possible) the confidentiality of all business records and the attorney-client work-product and any other potentially applicable privileges and to render each other assistance as they may reasonably require. No Third Party Claim shall be settled (i) without the prior written consent of the indemnifying party and (ii) without the prior written consent of the indemnified party unless such settlement provides for no relief other than the payment of monetary damages for which the relevant indemnified parties will be indemnified in full.
          (b) As soon as reasonably practicable after becoming aware of a direct claim for indemnification under Section 9.2 or 9.3 other than a Third Party Claim (a “Direct Claim”), the indemnified party (or parties) agrees to give a Claim Notice to the indemnifying party (or parties) providing indemnification under this Section 9, as applicable, of such Direct Claim; provided, however, that the failure to so notify the indemnifying party will not relieve the indemnifying party from liability hereunder in respect of such claim except to the extent the indemnifying party is prejudiced as a result of such failure. If the indemnified party is the Purchaser or the Company and is seeking to enforce such claim pursuant to the Escrow Agreement, the indemnifying party shall deliver a copy of the Claim Notice to the Escrow Agent.
               (i) Within twenty (20) days after receipt by the indemnifying party of a Claim Notice, the indemnifying party may deliver to the indemnified party a written response (the “Response Notice”) in which the indemnifying party: (A) agrees that the full Claimed Amount (the “Full Amount”) is owed to the indemnified party (in which case the Response Notice shall be accompanied by a payment by the indemnifying party to the indemnified party of the Claimed Amount, by check or by wire transfer; provided, that if the indemnified party is the Purchaser or the Company and is seeking to enforce such claim pursuant to the Escrow Agreement, the indemnifying party shall also deliver a copy of the Response Notice to the Escrow Agent and instruct the Escrow Agent to disburse the Full Amount to the indemnified party); (B) agrees that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the indemnified party (in which case the Response Notice shall be accompanied by a payment by the indemnifying party to the indemnified party of the Agreed Amount, by check or by wire transfer; provided, that if the indemnified party is the Purchaser or the Company and is seeking to enforce such claim pursuant to the Escrow Agreement, the indemnifying party shall also deliver a copy of the Response Notice to the Escrow Agent and instruct the Escrow Agent to disburse the Agreed Amount to the indemnified party); or (C) indicates that no part of the Claimed Amount is owed to the indemnified party. Any part of the Claimed Amount that is not agreed to be released to the indemnified party pursuant to the Response Notice shall be the “Contested Amount.” If the Response Notice is not received by the indemnified party within such 20-day period, then the indemnifying party shall be conclusively deemed to have agreed that the Full Amount is owed to the indemnified party.
               (ii) If the indemnifying party delivers a Response Notice indicating that there is a Contested Amount, the indemnifying party and the indemnified party shall attempt in good faith to resolve the dispute related to the Contested Amount. If the indemnified party and the indemnifying party resolve such dispute, such resolution shall be binding on the indemnifying party and the indemnified party, and if the indemnified party is the Purchaser or

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the Company, a settlement agreement shall be signed by the indemnified party and the indemnifying party and sent to the Escrow Agent.
10.	Certain Post-Closing Covenants.
     10.1 Further Actions. From and after the Closing Date, the Seller shall cooperate with the Purchaser and the Purchaser’s affiliates and Representatives, and shall execute and deliver such documents and take such other actions as the Purchaser may reasonably request, for the purpose of evidencing the Transactions and putting the Purchaser in possession and control of all of the Assets. Without limiting the generality of the foregoing, from and after the Closing Date, the Seller shall promptly remit to the Purchaser any funds that are received by the Seller and that are included in, or that represent payment of Receivables included in, the Assets, such funds to be remitted by Friday of the week in which such funds are received, except that any payments that are received by the Seller that are included in, or that represent payment of Receivables included in, the Assets, with an individual value of at least $100,000 shall be remitted or paid to the Purchaser within three business days of receipt by the Seller.
     10.2 Consents. Subject to Section 1.6, the Seller shall also use its commercially reasonable efforts after the Closing Date to obtain any Consents that may be required to be obtained in connection with the assignment of the Transferred Contracts to the Purchaser.
     10.3 Publicity. Without limiting the generality of anything contained in Section 4.7 or Section 5.3, each of the Seller and the Purchaser shall ensure that, on and at all times after the Closing Date no press release or other publicity concerning any of the Transactions is issued or otherwise disseminated by or on behalf of the Seller or the Purchaser without the other party’s prior written consent (such consent not to be unreasonably withheld).
     10.4 Access And Investigation. From and after the Closing Date, and until completion of the audit of the financial statements of the Business that the Company intends to include in the Registration Statement, the Seller shall (and shall use commercially reasonable efforts to cause its Representatives to): (a) provide the Company, the Purchaser and their Representatives with updates to the Financial Statements to bring them as of and through the Closing Date (i.e., unaudited balance sheet as of the Closing Date and unaudited statements of operations and cash flows for the period from January 1, 2008 through the Closing Date) but without “carve-out” expenses such as allocated general, administrative and other corporate overhead (“G&A”); (b) provide the Company, the Purchaser and their Representatives with all the supporting schedules and other documentation used for the preparation of audited financial statements for the Business, consistent with the Initial Request & Open Questions List, dated July 14, 2008 and attached hereto as Exhibit H; (c) provide the Company, the Purchaser and their Representatives with all schedules or other documentation used to calculate indirect expenses such as rent that may be allocated across different Seller business units; (d) provide the Company, the Purchaser and their Representatives with any other schedules and documentation as the Company or the Purchaser may reasonably request to calculate other “carve-out” expenses such as G&A; (e) provide the Company, the Purchaser and their Representatives with access to the Seller’s Representatives (including the Seller’s auditors), and personnel and to all existing books, records, Tax Returns, work papers and other documents and information relating exclusively to the Business and the Assets; (f) provide the Company, the Purchaser and their

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Representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating exclusively to the Business and the Assets in its possession or control as the Company or the Purchaser may request in good faith; and (g) otherwise cooperate with the Company, the Purchaser and their Representatives with regard to the preparation and audit of the financial statements of the Business that the Company intends to include in the Registration Statement. The parties hereto understand that, upon completion of the audit of the financial statements of the Business that the Company intends to include in the Registration Statement, (x) to the extent provided or made by or on behalf of the Seller, the Seller will represent to the accuracy of (i) the Financial Statements, including the updated Financial Statements referred to in Section 10.4(a) above (and associated footnotes) as of the Closing Date and (ii) all schedules and documentation of the Business associated with the foregoing clause (i) and as per Section 10.4(b) above prior to “carve-out” expenses such as G&A; (y) the Purchaser and the Company will represent to the allocated expenses such as G&A and the calculation thereof; and (z) the Seller will represent to the accuracy of schedules and documentation provided by or on behalf of the Seller and used by the Purchaser or the Company to calculate such allocated expenses. Notwithstanding the foregoing, the foregoing obligations of the Seller shall be limited to providing such information or documentation as may be in the possession or control of, or reasonably obtainable by, the Seller or its accountants, and in a format that the Seller has maintained such information.
     10.5 Partnership Relationship. Upon the Closing Date, the Seller shall enter into the Company’s Premier Network Solutions Agreement for Network Device Partners and shall become a “BroadSoft Premier Network Solutions partner” for a term of three (3) years, with a bi-annual relationship review.
     10.6 Seller Support Agreement. The Seller currently has M6 Products, together with Convedia media servers and Intel single-board computers, installed at Seller’s facilities in Texas, Florida and China (the “Seller M6 Products”). The Company agrees (a) that the Seller may continue to use its Seller M6 Products at such facilities and at its current usage levels for the Seller’s internal use only at no charge to the Seller, and (b) to provide to the Seller support and software upgrades (minor and major) for the Seller M6 Products consistent with the Seller’s current usage levels, including software upgrades and M6 server hardware within manufacturer’s end-of-life, at no charge to the Seller except for documented out-of-pocket third party costs incurred in connection therewith; provided, however, that the Company is only obligated to provide software upgrades and M6 server hardware within manufacturer’s end-of-life that it makes available to its customers generally. To the extent that the Company offers voice-over IP terminals (“soft phones”) to its M6 customers generally, the Company agrees to provide to the Seller (and to repair or replace the same when applicable) such soft phones, including all necessary software licenses and software upgrades (minor and major) also made available to M6 customers generally, as the Seller may request from time to time, at a cost equal to the Company’s documented out-of-pocket third party costs incurred in providing such soft phones and software licenses. The Company grants to the Seller, at no charge to the Seller, a license and right to use the Seller M6 Products provided hereunder with all such M6 soft phones. If the Company discontinues supporting M6 Products, they will replace, and provide the Seller with, other products sold by the Company that have similar functionalities. This Section 10.6 will terminate on the third anniversary of the Closing Date. Prior to the third anniversary of the Closing Date, if requested by the Seller, the Company and the Seller will negotiate with each

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other in good faith regarding the Company’s standard customer agreement for the provision by the Company of the Company’s products as may be requested by the Seller.
     10.7 Bonuses. The Company and the Purchaser shall pay the accrued bonuses being assumed by the Purchaser as specified on Schedule 1.5(a)(ii) (in addition to any “stay” bonuses being offered to Transferred Employees) to Transferred Employees within three (3) months after the Closing Date.
11.	Miscellaneous Provisions.
     11.1 Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.
     11.2 Fees and Expenses.
          (a) Subject to the provisions of Section 9 (including the indemnification and other obligations of the Company and the Purchaser thereunder), the Seller shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Baker Botts LLP) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of the Seller in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by the Purchaser, the Company and their Representatives with respect to the Business (and the furnishing of information to the Purchaser, the Company and their Representatives in connection with such investigation and review); (iii) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transaction Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions; and (v) the consummation and performance of the Transactions.
          (b) Subject to the provisions of Section 9 (including the indemnification and other obligations of the Seller thereunder), and except as provided in Section 11.2(c) below, the Purchaser and the Company shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Cooley Godward Kronish llp) that have been incurred or that are in the future incurred by or on behalf of the Purchaser or the Company in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by the Purchaser, the Company and their Representatives with respect to the Business; (iii) the negotiation, preparation and review of this Agreement, the other Transaction Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions; and (v) the consummation and performance of the Transactions.

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          (c) If the Closing occurs, the Seller shall, as promptly as practicable after the submission to it of reasonable supporting documentation, pay or reimburse the Company and the Purchaser for one-half of all out-of-pocket fees, costs and expenses incurred by the Company and the Purchaser in connection with the seeking of the SEC Relief and for the preparation and audit by the Company and the Purchaser of the financial statements of the Business for the periods from (i) April 21, 2007 through December 31, 2007 and (ii) January 1, 2008 through the Closing Date. The Purchaser, the Company and the Seller shall cooperate with one another in good faith to manage and minimize such fees, costs and expenses.
     11.3 Attorneys’ Fees. If any legal action or other legal proceeding relating to any of the Transaction Agreements or the enforcement of any provision of any of the Transaction Agreements is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
     11.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):
if to the Seller:
GENBAND Inc.
3605 East Plano Pkwy, Suite 100
Plano, Texas 75074
Attention: General Counsel
Facsimile: 972-265-3896
with a copy (which shall not constitute notice) to:
Baker Botts L.L.P.
2001 Ross Avenue, Suite 1100
Dallas, Texas 75201
Attention: Don J. McDermett, Jr.
Facsimile: 214-661-4454
if to the Company or the Purchaser:
BroadSoft, Inc.
220 Perry Parkway
Gaithersburg, Maryland 20877
Attention: General Counsel
Facsimile: (240) 404-0113
with a copy (which shall not constitute notice) to:

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Cooley Godward Kronish LLP
11951 Freedom Drive
Reston, Virginia 20190-5656
Attention: Mark D. Spoto, Esq.
Facsimile: (703) 456-8100
     11.5 Time Of The Essence. Time is of the essence for this Agreement.
     11.6 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
     11.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
     11.8 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the law of the State of Delaware, without regard to the principles of conflicts of laws thereof.
     11.9 Successors And Assigns; Parties In Interest.
          (a) This Agreement shall be binding upon: the Seller and its successors and permitted assigns (if any); and the Company, the Purchaser, and their successors and permitted assigns (if any). This Agreement shall inure to the benefit of: the Seller, the Company, and the Purchaser; the other Indemnitees; and the respective successors and permitted assigns (if any) of the foregoing.
          (b) Neither this Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto, which consent may not be unreasonably withheld; provided, that notwithstanding the foregoing, no consent of the Seller shall be required with respect to any assignment by the Company or the Purchaser to any lender as part of a collateral assignment. Any attempted or purported assignment by any party of this Agreement in violation of this Section 11.9 shall be null and void.
          (c) Except for the provisions of Section 9 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing, (i) no employee of the Seller shall have any rights under this Agreement or under any of the other Transaction Agreements, and (ii) no creditor of the Seller shall have any rights under this Agreement or any of the other Transaction Agreements.
     11.10 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof. Accordingly, the parties agree that each of them shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and

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to seek specific performance of the terms hereof, in addition to any other remedy now or hereafter available at law or in equity, or otherwise.
     11.11 Waiver.
          (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
          (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     11.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser, the Company, and the Seller.
     11.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
     11.14 Entire Agreement. This Agreement and the Transaction Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Nondisclosure Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms.
     11.15 Construction.
          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the

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feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
          (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
          (d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.
[Signature Page Follows]

35.

     The parties to this Agreement have caused this Asset Purchase Agreement to be executed and delivered as of the date first written above.

BroadSoft, Inc.
By:	/s/ Mary Ellen Seravalli
	Name:	Mary Ellen Seravalli
	Title:	Vice President and General Counsel

BroadSoft M6, LLC
By:	BroadSoft, Inc., its manager

By:	/s/ Mary Ellen Seravalli
	Name:	Mary Ellen Seravalli
	Title:	Vice President and General Counsel

GENBAND Inc.
By:	/s/ Charles Vogt
	Name:	Charles Vogt
	Title:	President and CEO

Exhibit A
DEFINITIONS
     For purposes of the Agreement (including this Exhibit A):
     Acquisition Transaction. “Acquisition Transaction” shall mean any transaction with any Person other than the Company, the Purchaser or any of their affiliates, involving: (a) any direct or indirect acquisition of all or a substantial portion of the Business or the Assets, or (b) any other extraordinary business transaction (including, without limitation, any reorganization, recapitalization, liquidation, sale of assets, dissolution, or grant of rights involving any of the Assets or the Business , other than in the Ordinary Course of Business).
     Agreed Amount. “Agreed Amount” shall have the meaning set forth in Section 9.5(b)(i).
     Agreement. “Agreement” shall have the meaning set forth in the Preamble.
     Assets. “Assets” shall have the meaning set forth in Section 1.1.
     Assigned Customer Contracts. “Assigned Customer Contracts” shall have the meaning set forth in Section 1.1(f).
     Assigned IP Protection Agreements. “Assigned IP Protection Agreements” shall have the meaning set forth in Section 1.1(f).
     Assigned New Contracts. “Assigned New Contracts” shall have the meaning set forth in Section 1.1(f).
     Assigned Vendor Contracts. “Assigned Vendor Contracts” shall have the meaning set forth in Section 1.1(f).
     Assumed Liabilities. “Assumed Liabilities” shall have the meaning set forth in Section 1.5(a).
     Assumption Agreement. “Assumption Agreement” shall have the meaning set forth in Section 1.4(c).
     Breach. There shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision; and the term “Breach” shall be deemed to refer to any such inaccuracy, breach or failure.
     Business. “Business” shall mean that portion of the Seller’s applications business relating solely to its M6 Communications Applications Server and support services related thereto, as such business is being conducted on the date hereof.

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     Cap Amount. “Cap Amount” shall have the meaning set forth in Section 9.2(c).
     CERCLA. “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act.
     Claim Notice. “Claim Notice” shall have the meaning set forth in Section 9.1(c).
     Claimed Amount. “Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by an indemnified party under Section 9 hereof.
     Closing. “Closing” shall have the meaning set forth in Section 1.9(a).
     Closing Date. “Closing Date” shall have the meaning set forth in Section 1.9(a).
     Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
     Company. “Company” shall have the meaning set forth in the Preamble.
     Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
     Contested Amount. “Contested Amount” shall have the meaning set forth in Section 9.5(b)(i).
     Contract. “Contract” shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.
     Cross-License. “Cross-License” shall have the meaning set forth in Section 1.9(b)(ix).
     Damages. “Damages” shall include claims, Liabilities, damages, payments, obligations, losses, costs and expenses (including reasonable attorneys’ fees, court costs, expert witness fees, transcript costs and other expenses of litigation), and judgments (at law or in equity) of any nature, but shall not include special or punitive damages unless such damages are part of any judgment or award against an Indemnitee in actions by third parties to the extent that any such judgment or award is subject to indemnification pursuant to Section 9.
     Detailed Allocation. “Detailed Allocation” shall have the meaning set forth in Section 1.8.
     Direct Claim. “Direct Claim” shall have the meaning set forth in Section 9.5(b).
     Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered by the Seller to the Company and the Purchaser, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.
     Encumbrance. “Encumbrance” shall mean any lien, pledge, mortgage, deed of trust, security interest, attachment, levy, hypothecation, encumbrance, title restriction or retention,

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claim, easement, servitude or any other restriction, security arrangement or any other limitation whatsoever.
     Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
     ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     Escrow Account. “Escrow Account” shall have the meaning set forth in Section 1.4(b).
     Escrow Agent. “Escrow Agent” shall have the meaning set forth in Section 1.4(b).
     Escrow Agreement. “Escrow Agreement” shall have the meaning set forth in Section 1.4(b).
     Escrow Fund. “Escrow Fund” shall have the meaning set forth in Section 1.4(b).
     Excluded Assets. “Excluded Assets” shall have the meaning set forth in Section 1.2.
     Excluded Liabilities. “Excluded Liabilities” shall have the meaning set forth in Section 1.5(b).
     Financial Statements. “Financial Statements” shall have the meaning set forth in Section 2.4.
     Full Amount. “Full Amount” shall have the meaning set forth in Section 9.5(b)(i).
     GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.
     G&A. “G&A” shall have the meaning set forth in Section 10.4.
     Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.
     Governmental Body. “Governmental Body” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to

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exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
     Hazardous Material. “Hazardous Material” shall include: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; (c) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA and any other so-called “superfund” or “superlien” law and the respective regulations promulgated thereunder); (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause “(a)”, “(b)”, “(c)” or “(d)” above.
     High Level Allocation. “High Level Allocation” shall have the meaning set forth in Section 1.8.
     Indemnitees. “Indemnitees” shall mean the following Persons: (a) the Purchaser; (b) the Company; (c) the Purchaser’s and the Company’s current and future affiliates; (d) the respective Representatives of the Persons referred to in clauses (a), (b), and (c) above; and (e) the respective successors and assigns of the Persons referred to in clauses (a), (b), (c), and (d) above.
     Initial Consideration. “Initial Consideration” shall have the meaning set forth in Section 1.4(a).
     Intellectual Property. “Intellectual Property” shall mean and include all algorithms, application programming interfaces, apparatus, assay components, biological materials, cell lines, clinical data, chemical compositions or structures, circuit designs and assemblies, databases and data collections, diagrams, formulae, gate arrays, IP cores, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, net lists, photomasks, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, test vectors, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).
     Intellectual Property Rights. “Intellectual Property Rights” shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world as they relate solely to the Seller IP: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial

A-4.

property rights; (e) other proprietary rights in the Seller IP; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.
     Interim Balance Sheet. “Interim Balance Sheet” shall have the meaning set forth in Section 2.4.
     Interim Balance Sheet Date. “Interim Balance Sheet Date” shall have the meaning set forth in Section 2.4.
     IP Representations. “IP Representations” shall mean the representations and warranties set forth in Section 2.12.
     IRS. “IRS” shall mean the United States Internal Revenue Service.
     Knowledge of the Seller. “Knowledge of the Seller” shall mean the actual knowledge of the following officers of the Seller: Charlie Vogt, Jan Gaulding, Shauna Martin, Don Sparks, and Nancy Kelly.
     Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.
     Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
     M6 Customers. “M6 Customers” shall mean the customers of the Business as of the Closing Date. M6 Customers will not, in any event, include (a) Overlap Resellers or (b) Seller and Tekelec and each of their respective affiliates, successors and assigns. All customers who may count as M6 Customers are identified on Exhibit I.
     M6 Product. “M6 Product” shall mean the M6 Communication Applications Server software product or any of its component software products or features but excluding any computer hardware or computer hardware component or media gateway product sold therewith or for use in connection with the M6 Communication Applications Server software product.
     M6 Reseller. “M6 Reseller” shall mean any reseller or distributor of the Business or the M6 Product as of the Closing Date, all of which are identified on Exhibit J.
     Material Adverse Effect. “Material Adverse Effect” means any event or occurrence that, together with any other event or occurrence to which the definition relates, has resulted or could

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reasonably be expected to result in a material adverse effect on the Business or the Assets, considered as a whole.
     Noncompetition Agreement. “Noncompetition Agreement” shall have the meaning set forth in Section 1.9(b)(v).
     Nondisclosure Agreement. “Nondisclosure Agreement” means the Confidentiality Agreement between the Company and the Seller dated September 10, 2007.
     Open Source Code. “Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.
     Order. “Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.
     Ordinary Course of Business. An action taken by or on behalf of the Seller shall not be deemed to have been taken in the “Ordinary Course of Business” unless such action is consistent with the past practices of the Seller related to the operation of the Business and is taken in the ordinary course of the day-to-day operations of the Business.
     Overlap Reseller. “Overlap Reseller” shall mean any M6 Reseller which is also a reseller or distributor of the Company’s BroadWorks suite of products as of the Closing Date. The Overlap Resellers are identified on Exhibit K.
     Permitted Encumbrances. “Permitted Encumbrances” shall mean liens for (a) current Taxes or assessments due but not yet payable or being contested in good faith by appropriate proceedings with any necessary reserves taken; (b) servitudes, easements, restrictions, rights-of-way, encroachments and other similar rights in real property or any interest therein that do not interfere with the use or enjoyment of the Assets in any material respect; and (c) liens that constitute mechanics’, carriers’, workers’ or similar liens arising in the ordinary course of Seller’s business that are not yet due or that are being contested in good faith by appropriate proceedings.
     Person. “Person” shall mean any individual, Entity or Governmental Body.
     Pre-Closing Period. “Pre-Closing Period” shall mean the period from the date of the Agreement through the Closing Date.
     Proceeding. “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or

A-6.

investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.
     Project. “Project” shall mean a set of requirements which are defined by an end-customer to offer voice over internet protocol services to a specified market segment. Typically (though not always), a customer will assign a name or project team to the Project for identification purposes.
     Purchase Price. “Purchase Price” shall mean the Initial Consideration, plus any and all Royalty Payments, plus any amounts disbursed from the Escrow Account to the Seller.
     Purchaser. “Purchaser” shall have the meaning set forth in the Preamble.
     Qualifying Sales. “Qualifying Sales” shall mean, for each twelve-month period ending on the first, second, and third annual anniversaries of the Closing Date, the sum of:
     (a) the total amount of software license, maintenance and support billings during such period for the M6 Product invoiced by the Purchaser or the Company to any customer (but specifically excluding billings invoiced to (i) the Seller and its affiliates, successors and assigns, except in the case of a reseller agreement between the Seller and the Company and (ii) the Seller and Tekelec with respect to their current uses of the M6 Products), plus
     (b) the total amount of software license, maintenance and support billings invoiced by the Purchaser or the Company during such period with respect to sales of the Company’s BroadWorks suite of products to M6 Customers for deployment into any of the Projects at such M6 Customer that the M6 Products are deployed as of the date of this Agreement.
Notwithstanding the foregoing, the parties agree that sales of the Company’s BroadWorks suite of products to an M6 Customer for deployment into a Project (i) where the M6 Products are not deployed as of the date of this Agreement, or (ii) where the Company already has deployed the BroadWorks suite of products as of the date of this Agreement, shall not count as “Qualifying Sales” of the Company’s BroadWorks suite of products.
In calculating Qualifying Sales, the following deductions shall be made to the calculation of Qualifying Sales to the extent included in such invoiced billings:
          (i) any amounts related to hardware;
          (ii) any rebates, quantity, trade and cash discounts, retroactive price reductions, and other usual and customary discounts to customers accrued and subsequently paid, in the ordinary course of business;
          (iii) returns; and

A-7.

          (iv) sales taxes, tariffs, duties and other governmental charges (including value added tax) actually paid in connection with a sale (but excluding income taxes).
In any event, “Qualifying Sales” shall be reduced on a dollar for dollar basis by any non-collectible billings. To the extent that any billings become uncollectible in a period after which the billings otherwise were counted as “Qualifying Sales”, an appropriate negative adjustment (in the amount of such uncollectible billings) to the calculation of Qualifying Sales in the next subsequent period (or periods) shall be made. If any billings become uncollectible after the third annual anniversary of the Closing Date without an appropriate negative adjustment to Qualifying Sales having been made, then the Seller will, as promptly as practicable thereafter, refund any amount of Royalty Payments previously made in an amount equal to such uncollectible, unadjusted amounts.
     Receivables. “Receivables” means any and all accounts receivable, notes receivable and other receivables from customers and other third parties, arising from the conduct of the Business in the Ordinary Course of Business.
     Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.
     Registration Statement. “Registration Statement” shall have the meaning set forth in this Exhibit A, in the definition of “SEC Relief.”
     Related Party. Each of the following shall be deemed to be a “Related Party”: (a) each individual who is, or who has at any time been, an officer of the Seller; (b) each member of the family of each of the individuals referred to in clause “(a)” above; and (c) any Entity (other than the Seller) in which any one of the individuals referred to in clauses “(a)” and “(b)” above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.
     Remotely Transferable Assets. “Remotely Transferable Assets” shall have the meaning set forth in Section 1.3.
     Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.
     Response Notice. “Response Notice” shall have the meaning set forth in Section 9.5(b)(i).
     Royalty Payment. “Royalty Payment” shall mean, for any period, the amount of Qualifying Sales for such period multiplied by 0.15.
     SEC Relief. “SEC Relief” shall mean written notification received by the Company, in form and substance acceptable to the Company, from the staff of the Securities and Exchange Commission (the “Staff”) indicating the Staff’s concurrence that (A) the Company shall only be

A-8.

required to include in its registration statement on Form S-1 for an initial public offering of its common stock (the “Registration Statement”) those audited financial statements of the Business for the periods (i) from April 21, 2007 through December 31, 2007 and (ii) from January 1, 2008 through the Closing Date; (B) the Staff will commence reviewing the Registration Statement prior to the inclusion of an audited balance sheet of the Company as of December 31, 2008 (assuming that the financial statements of the Company included in the Registration Statement comply with the age requirements of Rules 3-01 and 3-02 of Regulation S-X); and (C) the Registration Statement need not contain audited interim financial statements of the Company as of a date, or for periods ending, after December 31, 2008.
     Seller. “Seller” shall have the meaning set forth in the Preamble.
     Seller M6 Products. “Seller M6 Products” shall have the meaning set forth in Section 10.6.
     Seller Affiliate. “Seller Affiliate” shall mean any Person which is treated as a single employer with the Seller under Sections 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
     Seller Contract. “Seller Contract” shall mean any Contract to which the Seller is a party or by which the Seller is bound, that relates primarily to the Assets or the operation of the Business.
     Seller Employee. “Seller Employee” shall mean any current or former employee, independent contractor or director of the Seller or any Seller Affiliate, who is employed exclusively in connection with, or otherwise renders services exclusively for, the Business.
     Seller Employee Agreement. “Seller Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between the Seller or any Seller Affiliate and any Seller Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Seller Employee which is terminable “at will” without any obligation on the part of the Seller or any Seller Affiliate to make any material payments or provide any material benefits in connection with such termination.
     Seller Employee Plan. “Seller Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by the Seller or any Seller Affiliate and for the benefit of any Seller Employee, or with respect to which the Seller or any Seller Affiliate has or may have any material liability or material obligation for the benefit of any Seller Employee, except such definition shall not include any Seller Employee Agreement.
     Seller Indemnitees. “Seller Indemnitees” shall mean the following Persons: (a) the Seller; (b) the Seller’s current and future affiliates; (c) the respective Representatives of the

A-9.

Persons referred to in clauses (a) and (b); and (d) the respective successors and assigns of the Persons referred to in clauses (a), (b) and (c) above.
     Seller IP. “Seller IP” shall mean all Intellectual Property Rights included in the Assets.
     Seller IP Contract. “Seller IP Contract” shall mean any Contract to which the Seller is a party or by which the Seller is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Seller IP.
     Seller Pension Plan. “Seller Pension Plan” shall mean each Seller Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
     Seller Product. “Seller Product” shall mean any product or service that is currently being or at any time has been designed, developed, manufactured, marketed, distributed, provided, licensed, sold, or made available at any time by the Seller in connection with the operation of the Business.
     Seller Software. “Seller Software” shall mean any software (including software development tools and software embedded in hardware devices, and all updates, upgrades, releases, enhancements, and bug fixes) owned, developed (or currently being developed), used, marketed, distributed, licensed, or sold by the Seller in connection with the operation of the Business.
     Specified Representations. “Specified Representations” shall mean the representations and warranties set forth in Section 2.2 and Section 2.6.
     Staff. “Staff” shall have the meaning set forth in this Exhibit A, in the definition of “SEC Relief.”
     Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.
     Tax Representations. “Tax Representations” shall mean the representations and warranties set forth in Section 2.17.
     Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

A-10.

     Third Party Claim. “Third Party Claim” shall have the meaning set forth in Section 9.5(a).
     Threshold Amount. “Threshold Amount” shall have the meaning set forth in Section 9.2(b).
     Transaction Agreements. “Transaction Agreements” shall mean: (a) the Agreement; (b) the Escrow Agreement; (c) the Assumption Agreement; (d) the Noncompetition Agreement; (e) the Transition Services Agreement; (f) the Cross-License; and (g) the Nondisclosure Agreement.
     Transactions. “Transactions” shall mean (a) the execution and delivery of the respective Transaction Agreements, and (b) all of the transactions contemplated by the respective Transaction Agreements, including: (i) the sale of the Assets by the Seller to the Purchaser in accordance with the Agreement; (ii) the assumption of the Assumed Liabilities by the Purchaser pursuant to the Assumption Agreement; and (iii) the performance by the Seller, the Purchaser, and the Company of their respective obligations under the Transaction Agreements, and the exercise by the Seller, the Purchaser, and the Company of their respective rights under the Transaction Agreements.
     Transferred Contracts. “Transferred Contracts” shall have the meaning set forth in Section 1.1(f).
     Transferred Employees. “Transferred Employees” shall have the meaning set forth in Section 5.4.
     Transition Services Agreement. “Transition Services Agreement” shall have the meaning set forth in Section 1.9(b)(viii).

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Disclosure Schedule and Exhibits
Disclosure Schedule and Exhibits, other than Exhibit A (Definitions), have been intentionally omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish supplementally a copy of any omitted information to the Securities and Exchange Commission upon request.

1.